Exhibit 10.8

Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is made on December 10, 2010 and entered into as of the date of the last signature hereto , by and between Evogene Ltd., a company organized under the laws of the State of Israel, with registered address at 13 Gad Feinstein St., P.O. Box 2100, Rochovot 76121, Israel (the “Company”) and Bayer CropScience AG, a company organized under the laws of Germany, with registered address at Alfred—Nobel—Str. 50, 40789 Monheim am Rhein, Germany (the “Purchaser”).

WHEREAS	The Company is a public company whose securities are listed for trading on the Tel Aviv Stock Exchange Ltd. (hereinafter the “TASE”); and

WHEREAS	The Purchaser desires to invest in the Company an amount of US$12,000,000 in consideration for 1,726,619 Ordinary Shares (as defined below) of the Company which constitute, as of December 7, 2010, 5.47% of the outstanding share capital and voting rights in the Company (and 4.08% of the outstanding share capital and voting rights in the Company on a fully diluted basis), assuming the issuance of the Purchased Shares (as defined below) as of December 7, 2010, as more particularly set out in this Agreement;

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Preamble, Appendices and Interpretation

1.1	The preamble and the Appendices to this Agreement constitute an integral part hereof and are to be read as one with the remaining clauses thereof.

1.2	Headings in this Agreement arc for convenience only and shall not be used for interpretation of this agreement.

1.3	In this Agreement, unless the context otherwise requires, “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.4	In this Agreement, unless otherwise expressly stated, the terms set out below shall bear the meaning appearing opposite them:

1.4.1

“Affiliate”, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause

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the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include any Person that directly or indirectly owns more than fifty (50%) of any class of capital stock or other equity interest of such Person.

1.4.2	“Business Day” — Any day, other than a Friday (in Israel), Sunday (in Germany), Saturday or a day on which commercial banks are authorized or required to close in Israel and in Frankfurt am Main (Germany).

1.4.3	“Closing” — The closing of the purchase and sale of the Purchased Shares (as defined below) which shall take place by teleconference, facsimile or electronic mail communication within three (3) Business Days from the satisfaction or waiver of the last of the conditions precedent set forth in Sections 6.1 and 6.2 below (other than those conditions which by their terms must be satisfied at the Closing, which such conditions shall be satisfied or waived at Closing) or at such other time and place as may be agreed between the parties hereto, it being understood however that the Closing shall not take place prior to January 6, 2011 (the “Closing Date”). For clarification, if the last of the conditions precedent set forth in Sections 6.1 and 6.2 below (other than those conditions which by their terms must be satisfied at the Closing, which such conditions shall be satisfied or waived at Closing) shall have been satisfied or waived prior to January 6, 2011, then the Closing Date shall occur on January 6, 2011 or within (3) Business Days thereafter or at such other time and place as may be agreed between the parties hereto.

1.4.4	“Collaboration and License Agreement” — The Wheat Collaboration and License agreement by and between the Company and the Purchaser, dated as of the same date as the date first written above.

1.4.5	“Companies Law” — The Israeli Companies Law— 1999.

1.4.6	“Encumbrance” — Any mortgage, deed of trust, lien, security interest, retention of title or lease for security purposes, pledge, charge, claim, option, right of first refusal, easement, right of way, preemptive right, condition or restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or other encumbrances of any kind.

1.4.7	“Financial Statements” — (a) The audited consolidated financial statements of the Company as of December 31, 2009 and the year ending on the same date that were filed with the ISA on March 10, 2010 (the “Audited Financial Statements”); and (b) the reviewed consolidated financial statements of the Company as of September 30, 2010 and the period ending on the same date that were filed with the ISA on November 18, 2010.

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1.4.8	“IFRS” — International Financial Reporting Standards as in effect from time to time, consistently applied.

1.4.9	“Investment Amount” — as defined in Section 2.

1.4.10	“ISA” — Israel Securities Authority.

1.4.11	“Law” — any statute, law, ordinance, rule or regulation of any governmental or regulatory authority.

1.4.12	“Material Adverse Effect” — (i) Any material adverse change in or effect on the business, assets, liabilities, prospects, results of operation or condition (financial or otherwise) of the Company and any of its Subsidiaries, taken as a whole; or (ii) Any material adverse change in or effect on (including any material delay) the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby.

1.4.13	“Nominee Company” — The nominee company of Bank Leumi le-Israel Nominees Company Ltd.

1.4.14	“Ordinary Shares” — the Ordinary Shares of the Company, having a par value of NIS 0.01 each, which shares are listed for trading on the TASE.

1.4.15	“Person” — an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a governmental or regulatory authority or any other legal entity.

1.4.16	“Principal Shareholder” — as such term is defined in the Securities Law.

1.4.17	“Purchased Shares” — means 1,726,619 Ordinary Shares of the Company, having a par value of NIS 0.01 each.

1.4.18	“Price Per Share” — USD 6,95.

1.4.19	“Regulations” — the regulations that were promulgated under the Securities Law.

1.4.20	“Securities Law” — the Israeli Securities Law —1968.

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1.4.21	“Subsidiary” — with respect to any Person, any entity in which such Person holds more than 25% of the issued and outstanding share capital, voting rights or other ownership or equity interests.

1.4.22	“TASE” — Tel Aviv Stock Exchange.

2.	The Investment

2.1	Subject to the terms and conditions hereof, at the Closing, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Purchased Shares, free and clear of all Encumbrances other than those set forth in Section 4.5 below, against payment by the Purchaser of US$12,000,000 (hereinafter the “Investment Amount”).

2.2	Promptly upon issuance of the Purchased Shares, the Company shall take all action to register the Purchased Shares for trading on the TASE. All expenses with such registration will be borne by the Company.

2.3

From and after the Closing, so long as the Purchaser holds at least 4% of the Company’s issued and outstanding share capital, the Purchaser shall be entitled to appoint an observer who shall not be an employee of the Purchaser or any of its Affiliates (the “Board Observer”) to attend all meetings of the board of directors of the Company (the “Board”) (whether held in person, by video conference, telephone or other electronic means or whether resolutions are adopted in written form) in a nonvoting capacity. The Board Observer will be advised reasonably in advance of all Board meetings and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials as and when it provides them to members of the Board. The Board Observer may participate in all discussions of matters brought to the Board and receive all the aforesaid materials unless the Company’s chairman of the Board determines that there is reasonable likelihood that the Board Observer’s presence and/or receipt of such materials, as the case may be, would cause a conflict of interest due to him/her being Bayer’s representative on the Board and that it is in the best interest of the Company that he or she would be excluded from such meeting or portion of such meeting of the Company and/or not receive such materials or portions thereof, as the case may be. The Board Observer will agree in writing to be bound by fiduciary duties set—forth in Article 254 of the Israeli Companies Law — 1999 (entitled: Fiduciary Duty) and to hold in confidence and not use or disclose to any third party (including to the Purchaser and any of its Affiliates) any confidential information provided to or learned by it in connection with its rights under this Section 2.3. Additionally, the Board Observer will agree in writing to disclose to the Board, immediately and in any event prior to the Board first discussing such matter, if he or she believe that they are in a conflict of interests with respect to any matter or matters brought to the Board, and to refrain from participating at the

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meeting or portion of a meeting in which any such matter is discussed. The Board Observer may be removed or replaced only by the Purchaser, provided that if the Purchaser’s shareholdings fall below the minimum holdings requirement set forth in this Section 2.3 above, then the Board Observer’s office shall automatically expire.

Notwithstanding anything to the contrary in this Agreement, save with the Company’s prior written approval, the Purchaser’s rights according to this Section 2.3 may not be assigned or transferred by the Purchaser.

3.	Representations of the Company

The Company hereby declares, represents and warrants as follows:

3.1	The Company is a public company (as such term is defined in the Companies Law) duly organized under the laws of the State of Israel, the shares of which are listed for trading on the TASE. The Company has the requisite corporate and other power and authority to conduct its business as it is now being conducted. The Company’s organizational documents filed with the TSA on December 27, 2007, as amended and filed with the ISA on September 13, 2010, are the complete and correct copies of the Company’s organizational documents as presently in effect.

3.2	The shares of the Company are listed for trading on the regular list of the TASE. The Company has not received any notice from the TASE of any intention to delist or suspend its securities from trading and/or to transfer the Company’s securities to the maintenance list and, to the best of the Company’s knowledge, no circumstances exist which may result in the Company’s securities being delisted or suspended from trading or transferred to the maintenance list.

3.3	The Company has timely filed with the ISA and the TASE all the required reports, files, forms and notices required in accordance with the Securities Law, the Regulations, and any other applicable Law (hereinafter the “Reports”).

3.4	Each immediate and periodic report filed by the Company since January 1, 2009 was true, accurate and complete as of the date it was filed with the TASE and/or the ISA, as applicable, and did not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.5	Each of the Financial Statements has been prepared in accordance with the books and records of the Company and its Subsidiaries and in accordance with IFRS applied on a consistent basis throughout the periods covered thereby. Each of the Financial Statements fairly presents, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended.

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3.6	Neither the Company nor any of its Subsidiaries has any claims, obligations, liabilities or indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or indebtedness set forth in the Audited Financial Statements or specifically disclosed in the footnotes thereto and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to December 31, 2009 in the ordinary course of business consistent with past practice and that, individually and in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.7	Since January 1, 2010, there have been no material changes in the accounting policies of the Company, no material revaluation of any assets and obligations of the Company or its Subsidiaries other than as set forth in the reviewed consolidated financial statements of the Company as of March 31, 2010, June 30, 2010 and as of September 30, 2010 and the respective periods covered thereby, and there has been no material adverse change in the consolidated financial position of the Company and its Subsidiaries. The Company and each of its Subsidiaries maintains and, for all periods covered by the Financial Statements, has maintained (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company or such Subsidiaries and (ii) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS.

3.8	The registered share capital of the Company is NIS 3 million divided into 300,000,000 Ordinary Shares.

3.9	The Company’s issued and outstanding share capital consists of the following securities, as of December 7, 2010:

3.9.1	29,836,777 Ordinary Shares listed for trade on the TASE;

3.9.2	4,497,805 Series 2 Warrants listed for trade on the TASE (hereinafter “Series 2 Warrants”) exercisable into 4,497,805 Ordinary Shares listed for trade on the TASE;

3.9.3	6,255,742 non—tradable options exercisable into 6,255,742 Ordinary Shares that have been previously granted to investors, employees, consultants and directors of the Company.

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Capitalization tables of the Company immediately prior to and subsequent to the Closing are attached hereto as Exhibit 3.9.3, subject to the qualification set forth in Section 6.2(i) below.

3.10	The Purchased Shares constitute, as of December 7, 2010, 5.47% of the outstanding share capital and voting rights in the Company (and 4.08% of the outstanding share capital and voting rights in the Company on a fully diluted basis) assuming the issuance of the Purchased Shares as of December 7, 2010.

3.11	None of the Ordinary Shares of the Company are held in the treasury of the Company, and there are no options, warrants or other rights to acquire, sell or issue any Ordinary Shares of the Company, including any rights of conversion or exchange under any outstanding securities, other than as set forth in Section 3.9 above and other than as set forth in Exhibit 3.11. The Company has no phantom stock or similar plans or rights. Other than as set forth in Exhibit 3.11, the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire or issue to any person any Ordinary Shares or other interests therein or to pay any dividend or make any distribution in respect thereof or to issue any options, warrants or other rights to acquire, sell or issue any Ordinary Shares or other securities of the Company.

3.12	To the best of the Company’s knowledge based solely on information provided to the Company by its shareholders, at their own initiative and without any investigation by the Company, the Principal Shareholders in the Company and their holdings in the Company (including on a fully diluted basis) are as set forth in the immediate report filed by the Company with the ISA on December 6, 2010. There are no voting agreements among the Company and any of its Principal Shareholders or, to the best of the Company’s knowledge based solely on information provided to the Company by its shareholders, at their own initiative and without any investigation by the Company, among the Principal Shareholders. There are no agreements or obligations of the Company towards any of the Principal Shareholders with respect to the Purchase or Sale of any of the Company’s securities or the issuance thereof other than as set forth in Exhibit 3.11.

3.13	The Purchased Shares will rank equally in all respects with the existing Ordinary Shares.

3.14	The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.15

Except as set forth in Sections 6.1(i) and 6.1(h) below, no consents, approvals, authorizations or permits are required in connection with the consummation by the Company of the transactions contemplated by this Agreement. The Company

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has duly and validly executed and delivered this Agreement, and no other corporate or other proceedings on the part of Company or its shareholders is necessary to authorize this Agreement and the transactions contemplated hereby. Subject to obtaining the approvals and satisfying the conditions precedent to Closing set forth in Section 6 below, this Agreement when executed by the Company will constitute valid, binding and enforceable obligations of the Company in accordance with its terms.

3.16	Subject to obtaining the approvals and satisfying the conditions precedent to Closing set forth in Section 6 below, the execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) violate or conflict with any provision of the memorandum or articles of association (or other equivalent instrument) of the Company; (b) violate or conflict with any provision of, or result in breach of, constitute a default under, or permit or result in the termination, cancellation or acceleration of any right or obligation of the Company under any contract to which it is a party; or (c) violate or result in a breach of, or constitute a default under, any law or order of any governmental body applicable to the Company.

4.	Representations of the Purchaser

  The Purchaser hereby represents and warrants as follows:

4.1	It is a private company organized under the laws of Germany.

4.2	It has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except as set forth in Section 6 below, no consents, approvals, authorizations or permits are required in connection with the consummation by the Purchaser of the transactions contemplated by this Agreement. The Purchaser has duly and validly executed and delivered this Agreement, and no other corporate or other proceedings on the part of the Purchaser or its shareholders is necessary to authorize this Agreement and the transactions contemplated hereby. Subject to obtaining the approvals and satisfying the conditions precedent to Closing set forth in Section 6 below, this Agreement when executed by the Purchaser will constitute valid, binding and enforceable obligations of the Purchaser in accordance with its terms.

4.3	The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the memorandum or articles of association (or other equivalent instrument) of the Purchaser; (b) violate or conflict with any provision of. or result in breach of, constitute a default under, or permit or result in the termination, cancellation or acceleration of any right or obligation of the Purchaser under any contract to which it is a party; or (c) violate or result in a breach of, or constitute a default under, any law or order of any governmental body applicable to the Purchaser.

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4.4	It has sufficient immediately available funds in cash to pay the Investment Amount.

4.5	It is aware that the Purchased Shares are and will be subject to Section 15C of the Securities Law and the Securities Law Regulations (Details with Regard to Sections 15A to 15C of the Law), 2000. which imposes certain restrictions in respect of the transfer of the Purchased Shares.

4.6	On the date of this Agreement, it does not hold any securities of the Company, directly or indirectly.

4.7	No written or oral agreement or voting agreement exists between the Purchaser and any of the equity security holders of the Company or any other Person concerning their shares in the Company or their rights therein.

5.	Covenants

5.1	Immediately after the date hereof, the Company shall make all necessary filings in a timely manner with applicable governmental or regulatory authorities and other Persons (including the filing of an immediate report with respect to the private issuance of the Ordinary Shares to the Purchaser (the “Private Offering Report”)) and take all other actions in a timely manner, in each case, as required pursuant to the Securities Law and the Regulations (including, the Israeli Securities Regulations (Private Offering of Securities in a Listed Company), 2001 and the Israeli Securities Law Regulations (Periodic and Immediate Statements), 1970) to consummate the transactions contemplated by this Agreement.

5.2	Within seven (7) days after the date on which this Agreement is signed by the parties hereto, the Company shall: (a) file with the TASE a request to register the Purchased Shares for trading on the TASE; and (b) pay the TASE all fees required with respect to the registration of the Purchased Shares for Trading.

5.3	The Company shall provide the Purchaser drafts of the documentation set forth in Sections 5.1 and 5.2 for Purchaser’s review and comments and shall provide copies of such documentation promptly after their filing.

5.4

In order to allow the Company to timely file the Private Offering Report, the Purchaser shall, promptly after execution of this Agreement, deliver to the Company in English all data listed in Exhibit 5.4 attached hereto (to the extent required under the Securities Law and the Regulations). If at any time prior to

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Closing the Company shall be required by applicable law or the TASE to provide additional information to that listed in Exhibit 5.4 for the purpose of filing any report with respect to the transaction contemplated hereby, the Purchaser shall use its commercially reasonable efforts to promptly provide the Company with such additional information prior to submission.

5.5	The Purchaser and the Company shall agree on a joint press release to be issued as soon as practicable after Closing, but in any event no later than three (3) Business Days following the Closing. Any other press release with respect to this Agreement or the transactions contemplated hereby issued by any party hereto or on its behalf shall be subject to prior approval in writing by the other party. The Purchaser and the Company shall make reasonable efforts to consult with each other before making any public filing with respect to this Agreement or the transactions contemplated hereby (including the filings listed in Sections 5.1 and 5.2) that are required to be made at or in connection with the signing of this Agreement and the Closing hereof (including the issuance of the Purchased Shares by the Company to the Purchaser).

6.	Conditions Precedent to Closing

6.1	Joint Condition to Closing. Each party’s obligation to consummate the transaction contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by each party):

(i)	The principle approval of the Investment Center of the Ministry of Industry. Trade and Employment shall have been granted; and

(ii)	The approval of the TASE to list the Purchased Shares for trading (the “TASE Approval”) shall have been granted.

(iii)	The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully for it to consummate this Agreement and to issue the Purchased Shares to the Purchaser at the Closing.

(iv)	There shall be no unsatisfied premerger notification obligations or investigations under the competition laws of the State of Israel and competition laws applicable in Germany.

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6.2	Conditions to the Purchaser’s Obligation to Close. The Purchaser’s obligation to consummate the transaction contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by the Purchaser):

(i)	The representations and warranties of the Company were true and correct when made and shall be true and correct at the Closing as though made again at the Closing Date, other than changes to the Company’s representations and warranties concerning the Company’s issued and outstanding share capital set forth in Sections 3.8, 3.9, 3.10, 3.11 and 3.12 which are caused due to the exercise of options and warrants that are outstanding as of the date on which this Agreement is signed, and are set forth in Section 3.9 and Exhibit 3.11 hereto, and/or due to the expiration of any such options or warrants.

(ii)	The Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(iii)	The Collaboration and License Agreement shall have been executed on or prior to Closing.

(iv)	From the dale hereof until the Closing Date, there shall have occurred no Material Adverse Effect.

7.	Closing & Post Closing

Closing

At the Closing (with the exception of the actions described in Section 7.1 which shall occur in accordance with the time set forth in Section 7.1), the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

7.1	No later than three (3) Business Days prior to the Closing, the Purchaser will furnish the Company with details of an account maintained with a TASE member, in which the Purchased Shares will be deposited, including the name of the holder of the account and the account number (hereinafter the “Account”). Such Account shall either be in the name of the Purchaser, or in the name of the financial institution with which the Purchaser opened a securities account and that has entered into a custodian agreement with the TASE member governing the holding of the Purchased Shares through such TASE member.

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7.2	The Purchaser will wire transfer the Investment Amount in U.S. dollars to the Company’s bank account as detailed below:

First International Bank

Swift Code: FIRBILITXXX

Ramat Hachayal Branch, Branch no. 121

Payable to: Evogene Ltd.

Account no. 600555

Bank telephone number: +972-3-768-0200

Bank facsimile number: +972-3-513-4121

7.3	If required by the Law for the Encouragement of Research and Development in Industry, 1984, or any other applicable laws and regulations, the Purchaser will deliver to the Company an executed copy of an Undertaking towards the Israeli Chief Scientist of the Ministry of Industry, Trade and Employment (the “OCS”) substantially in the form attached hereto as Exhibit 7.3 or in any other form required by the OCS with respect to all OCS funded projects which are still ongoing and/or from which royalties are still due and payments are made.

7.4	The Company shall deliver to the Purchaser a letter from the Company’s Chief Executive Officer confirming that (i) the Board of Directors of the Company has approved the transaction and the issuance of the Purchased Shares to the Purchaser, and (ii) the Company’s representations and warranties herein are true and correct as of the Closing Date as though made again at the Closing Date, subject to the qualification set forth in Section 6.2(i) above, and that the Company has performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.5	The Company shall deliver to the Purchaser the following documents:

(i)	A copy of the share certificate registered in the name of the Nominee Company representing the Purchased Shares (the “Share Certificate”);

(ii)	A copy of the approval by the TASE for registration of the Purchased Shares for trading;

(iii)	A copy of the Company’s immediate report with respect to the issuance of the Purchased Shares; and

(iv)	A copy of a letter of issuance to the Nominee Company informing it of the issuance of the Purchased Shares (the “Letter of Issuance”).

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7.6	The Company will deliver to the Nominee Company the Share Certificate, the Letter of Issuance, and other documentation necessary to enable the listing for trade of the Purchased Shares immediately after the Closing.

Post Closing Covenants

7.7	Subject to and for as long as the Purchaser holds at least 2.5% of the Company’s issued and outstanding share capital, the Company undertakes to provide the Purchaser with English translations of its quarterly and annual financial reports within 30 days of the filing of such annual and quarterly financial reports with the ISA and the TASE.

7.8	The Company shall not take any actions or fail to take any action which would cause the Purchaser to be in violation of the Undertaking towards OCS referred to in Section 7.3.

8.	Termination

8.1	This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing: (i) by mutual written consent of the Company and the Purchaser; (ii) at the election of any of the Company or the Purchaser in writing if the Closing shall not have occurred within 90 days (or a longer period if mutually agreed by the parties hereto) following the date of this Agreement; provided that the right of the Company or the Purchaser to terminate this Agreement pursuant to this Section 8.1(H) shall not be available to such party whose failure to fulfill or cause to be fulfilled, in any manner, any obligation or condition under this Agreement has contributed to the failure of the Closing to have occurred by such date; or (iii) by the Company or the Purchaser if there shall be in effect a final nonappealable order or judgment of a governmental or regulatory authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(iii) shall not be available to a party if such order or judgment was primarily due to the failure of such party, to perform any of its obligations under this Agreement.

8.2	In the event of termination of this Agreement as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or their respective employees, agents or shareholders, if applicable, except that this Section 8.2 and Section 9 shall remain in full force and effect and survive any termination of this Agreement, and except that nothing herein shall relieve the breaching party hereto from liability to the non-breaching party for the breach of any of its covenants, undertakings or agreements set forth in this Agreement prior to such termination.

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9.	Miscellaneous

9.1	The parties will effect all the acts and sign all the documents that will be reasonably required in order to accomplish and fully effectuate the provisions of this Agreement and the intention of the parties that are reflected by the contents thereof.

9.2	This Agreement, including the Exhibits thereto, contains and expresses all the terms and conditions agreed between the parties with respect to the subject matter hereof. Any assurances, guarantees, written or verbal agreements, undertakings or representations regarding the subject matter of this Agreement, including drafts of this Agreement exchanged between the parties and memoranda of understanding, that have been given or made by the parties between them, but prior to the making of this Agreement, will not add to nor derogate from the undertakings and rights prescribed in this Agreement or resulting therefrom, shall not serve to interpretate this Agreement and the parties will not be bound thereby from the date of the signature of this Agreement onwards.

9.3	No waiver, extension, concession or forbearance from exercising any right under this Agreement will be of any effect unless made by express document signed by the waiving party, and if made will only apply with respect to the specific instance mentioned in the document and will not derogate from any other rights of any of the parties under this Agreement. This Agreement may be amended only by a written agreement executed by both parties.

9.4	None of the parties may assign or convey any undertaking, obligation or right which it has under this Agreement without the prior consent of the other party, except that the undertakings, obligations and rights of the Purchaser under this agreement may be transferred and assigned to any of its Affiliates upon written notice to the Company.

9.5	Notices under this Agreement will be conveyed in writing to the addresses of the parties appearing at the preamble of this Agreement and to the email addresses and fax number detailed hereunder. Any notice sent by either of the parties to the other by registered mail will be deemed to have been received after four Business Days from the date of posting. Notice sent by fax or emailed will be deemed to have been received on the same Business Day on which it was sent (subject to despatch confirmation being furnished). Notice given by personal service will be deemed to have been received on the date of service.

Purchaser’s fax number and email address:

+ 49-2173-38 51 43, gerhart.marchand@bayer.com

with copy to +49 214 30 81842, christoph.seulen@bayer.com

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Company’s fax number and email address:

+972-8-946-6724, haviv@evogene.com

9.6	In case any provision of the Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall make a reasonable effort to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

9.7	This Agreement, including all Exhibits hereto (other than any Exhibit that is independently executed by the parties thereto which shall be governed by the laws set forth in that Exhibit), shall be governed exclusively by, and construed solely in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved exclusively in the competent court in the district of Tel-Aviv, Israel and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

9.8	This Agreement may be executed in any number of counterparts, each of Which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party via facsimile or email will be deemed an original, and binding upon the party who signed it.

9.9	Save as otherwise provided in this Agreement, each party shall be responsible for its own expenses in connection with this Agreement and the consummation of the transactions contemplated herein.

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[Signature Page of Share Purchase Agreement]

In witness whereof the parties have set their hands on the date first above written:

/s/ Ofer Haviv /s/ Hagai Karchi	/s/ Gerhart Marchand /s/ Rüdiger Scheitza
Evogene Ltd.	Bayer CropScience AG

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Exhibit 3.9.3

Capitalization Tables

Capitalization Table as of December 7, 2010

Ordinary Shares	29,836,777
Series 2 Warrants	4,497,805
Non-tradable options	6,255,742
Total	40,590.324

Capitalization Table—Post Closing

		% (shares only)	% (fully diluted)
Purchased Shares	1,726,619	5.47%	4.08%
Ordinary Shares	29,836,777	94.53%	70.51%
Series 2 Warrants	4,497,805		10.63%
Non-tradable options	6,255,742		14.78%
Total	42,316,943		100%

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Exhibit 3.11

1.	The Company has established an option grant scheme to the Company’s directors, as detailed in the report filed by the Company with the ISA on February 4, 2010.

2.	The Company has an option to require Monsanto Company to purchase an additional 1,727,273 Ordinary Shares of the Company in consideration for an investment of US$ 12,000,000 in the Company, at the time and as further detailed in the immediate report filed by the Company with the ISA on August 28, 2008.

3.	The Company has an option to requite AquaAgro Fund L.P. to purchase additional Ordinary Shares of the Company, at a price in US$ that is equal to NIS 4.5 per share, up to an aggregate investment of US$ 2,000,000 in the Company, at the times and as further detailed in the immediate report filed by the Company with the ISA on April 29, 2008.

4	Ordinary Shares issuable upon the exercise of options and/or warrants previously granted by the Company and set forth in Section 3.9 of the Agreement to which this Exhibit 3.11 is attached, including Ordinary Shares issuable to certain Principal Shareholders of the Company upon exercise of options and warrants previously granted by the Company to such Principal Shareholders as set forth in Section 3.12 of the Agreement to which this Exhibit 3.11 is attached.

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Exhibit 5.4—Required Information1

Purchaser’s Full Name

Purchaser’s Identity Number or a different Identification Number & type of number provided

Purchaser’s Country of Incorporation

Purchaser’s Complete Address

The name and details of the controlling shareholder, directly or indirectly, of the Purchaser (including name of such controlling shareholder and its holdings in the Purchaser)

Information relating to agreements, whether written or oral, with regard to the purchase and/or holdings of Evogene’s securities or with regard to the voting rights therein & stating the material terms thereof

[1]	The information required under this Exhibit (other than the information relating to agreements, with regard to the purchase and/or holdings of Evogene’s securities or with regard to the voting rights) will only be required to the extent the Purchaser shall be issued more than 5% of the outstanding share capital of the Company post money.

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Exhibit 7.3

To	The Research Committee

The Office of the Chief Scientist

Jerusalem

Relating to projects that have been financed by or are currently being financed by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”) and to projects of the Company (as this term is defined below) that may be financed by the OCS in the future (the “Projects”).

Undertaking

We, the undersigned, of Bayer CropScience AG, a company incorporated, organized and existing under the laws of Germany and whose headquarters are at Alfred-Nobel-Str. 50, 40789 Monheim am Rhein, Germany (“Bayer”), having, by an agreement dated December             , 2010, committed to invest in Evogene Ltd. (the “Company”), in exchange for 1,726,619 Ordinary Shares of the Company;

Recognizing that the Company’s research and development Projects are currently, have been or will be financially supported by the Government of the State of Israel, through the OCS under and subject to the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 (the “R&D Law”) and the regulations, rules and procedures promulgated there under;

Recognizing that the R&D Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the OCS’ research committee (the “Research Committee”), acting in accordance with the aims of the R&D Law and requiring that any such transfer receive the prior written approval of the Research Committee;

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Hereby declare and undertake:

1.	To observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

2.	As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

06.01.2011	/s/ Gerhart Marchand
Date	Bayer CropScience AG
By: Dr. Gerhart Marchand
Title: Head of Law & Patents

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